Exhibit 99.1

China Jo-Jo Drugstores Reports Second Quarter 2021 Financial Results

HANGZHOU, China, November 13, 2020 /PRNewswire/ -- China Jo-Jo Drugstores, Inc. (NASDAQ: CJJD) (“Jo-Jo Drugstores” or the “Company”), a leading online and offline retailer, wholesale distributor of pharmaceutical and other healthcare products and healthcare provider in China, today announced its financial results for the second fiscal quarter ended September 30, 2020.

Mr. Lei Liu, Chairman and CEO of Jo-Jo Drugstores, commented, “We are pleased with our second quarter performance as we delivered another quarter of strong results. Our revenue and gross profit recorded $30.84 million and $7.01 million for the second fiscal quarter of 2021, up 8.8% and 4.8% compared to same period of fiscal year 2020. Revenue year-over-year from online pharmacy increased by 127.4%. We have always been deeply committed to our communities, and we have taken necessary measures to protect the safety and health of our customers and employees during the global COVID-19 pandemic while making solid progress on our transformation strategy of ‘Medical Linkage & Technology Empowerment’. The environment surrounding COVID-19 is accelerating our transformation, giving us new opportunities to demonstrate our capabilities and gain retail market share in China. We are building a strong foundation for sustainable growth and setting the platform to engage with consumers, and we are remaining focused on creating value for all our stakeholders.”

Second Quarter of Fiscal 2021 Financial Highlights

	For the Three Months Ended September 30,
($ millions, except per share data)	2020	2019	% Change
Revenue	30.84	28.35	8.8%
Retail drugstores	17.93	18.00	-0.4%
Online pharmacy	5.35	2.35	127.4%
Wholesale	7.56	8.00	-5.5%
Gross profit	7.01	6.69	4.8%
Gross margin	22.7%	23.6%	-0.9 pp *
Loss from operations	(1.52)	(1.62)	5.7%
Net loss	(1.53)	(1.35)	-13.4%
Loss per share	(0.04)	(0.04)	-%

*	Notes: pp represents percentage points

●	Revenue increased by 8.8% to $30.84 million for the three months ended September 30, 2020 from $28.35 million for the same period of last year.
●	Gross profit increased by 4.8% to $7.01 million for the three months ended September 30, 2020 from $6.69 million for the same period of last year.
●	Gross margin decreased slightly by 0.9 percentage points to 22.7% for the three months ended September 20, 2020 from 23.6% for the same period of last year.
●	Net loss was $1.53 million, or $0.04 per basic and diluted share, for the three months ended September 30, 2020, compared to net loss of $1.35 million, or $0.04 per basic and diluted share, for the same period of last year.

Second Quarter of Fiscal 2021 Financial Results

Revenue

Revenue for the three months ended September 30, 2020 increased by $2.49 million, or 8.8%, to $30.84 million from $28.35 million for the same period of last year. The increase in revenue was primarily due to the growth in online pharmacy business.

	For the Three Months Ended September 30,
	2020			2019
($ millions)	Revenue	Cost of Goods	Gross Margin	Revenue	Cost of Goods	Gross Margin
Retail drugstores	17.93	12.33	31.3%	18.00	12.47	30.7%
Online pharmacy	5.35	4.74	11.3%	2.35	2.03	13.6%
Wholesale	7.56	6.76	10.7%	8.00	7.16	10.6%
Total	30.84	23.83	22.7%	28.35	21.66	23.6%

Revenue from the retail drugstores business decreased slightly by $0.07 million, or 0.4%, to $17.93 million for the three months ended September 30, 2020 from $18.00 million for the same period of last year. The slight decrease was primarily due to the Company’s strategical abandoning of the sales of certain low-profit margin products reimbursed by National Healthcare Security Administration (“NHSA” hereafter) due to its overall budget, elimination of a variety of drugs off the list of drugs reimbursed by the local NHSA since September 1, 2020, and the negative effect on the overall economy from COVID-19.

Revenue from the online pharmacy business increased by $3.00 million, or 127.4%, to $5.35 million for the three months ended September 30, 2020 from $2.35 million for the same period of last year. The increase was primarily caused by an increase in sales of prescription drugs via e-commerce platforms such as Tmall. Prescription drugs used to be prohibited from sales online due to safety concern. However, because the nation has lifted the ban order, online prescription drug sales become popular. As a result, the sale of prescription drugs was $1.76 million in the three months ended September 30, 2020 as compared to none in the three month ended September 30, 2019. Additionally, the Company maintained a membership care program targeted at customers with chronic disease. The Company has closely interacted with its members via WeChat by providing healthcare knowledge and reminding them to refill medicine. By implementing a personalized customer care program, the Company was able to promote its sales.

Revenue from the wholesale business decreased by $0.44 million, or 5.5%, to $7.56 million for the three months ended September 30, 2020 from $8.00 million for the same period of last year. The decrease was primarily due to the fact that a key salesperson was sick, which slowed certain business with customers.

Gross profit and gross margin

Total cost of goods sold increased by $2.17 million, or 10.0%, to $23.83 million for the three months ended September 30, 2020 from $21.66 million for the same period of last year. Gross profit increased by $0.32 million, or 4.8%, to $7.01 million for three months ended September 30, 2020 from $6.69 million for the same period of last year. Overall gross margin decreased slightly by 0.9 percentage points to 22.7% for the three months ended September 30, 2020, from 23.6% for the same period of last year.

Gross margins for retail drugstores, online pharmacy and wholesale were 31.3%, 11.3%, and 10.7%, respectively, for the three months ended September 30, 2020, compared to gross margins for retail drugstores, online pharmacy and wholesale of 30.7%, 13.6%, and 10.6%, respectively, for the same period of last year.

Loss from operations

Selling and marketing expenses decreased by $0.01 million, or 0.2%, to $6.48 million for the three months ended September 30, 2020 from $6.49 million for the same period of last year. The decrease in selling and marketing expenses was primarily due to the control of in-store advertising expense, offset by the increase in fee charged by various platforms as a result of sale increase in the Company’s online pharmacy.

General and administrative expenses increased by $0.24 million, or 13.0%, to $2.06 million for the three months ended September 30, 2020 from $1.82 million for the same period of last year. In the three months ended September 30, 2020, the Company reversed bad debt allowance of $304,397 as compared to an increase in bad debt allowance of $9,018 in the same period of last year. Excluding such effect, the general and administrative expenses increased by $551,039 period over period, which reflects the increase in staff and administration expense.

Loss from operations was $1.52 million for the three months ended September 30, 2020, compared to $1.62 million for the same period of last year. Operating margin was (4.9)% and (5.7)% for the three months ended September 30, 2020 and 2019 respectively.

Net loss

Net loss was $1.53 million, or $0.04 per basic and diluted share for the three months ended September 30, 2020, compared to net loss of $1.35 million, or $0.04 per basic and diluted share for the same period of last year.

Six Months Ended September 30, 2020 Financial Highlights

	For the Six Months Ended September 30,
($ millions, except per share data)	2020	2019	% Change
Revenue	61.90	53.63	15.4%
Retail drugstores	36.74	34.74	5.8%
Online pharmacy	10.26	4.79	114.0%
Wholesale	14.90	14.10	5.6%
Gross profit	14.99	12.75	17.5%
Gross margin	24.2%	23.8%	0.4 pp *
Loss from operations	(1.94)	(4.38)	55.7%
Net loss	(1.92)	(3.73)	48.6%
Loss per share	(0.05)	(0.10)	50.0%

*	Notes: pp represents percentage points

●	Revenue increased by 15.4% to $61.90 million for the six months ended September 30, 2020 from $53.63 million for the same period of last year.
●	Gross profit increased by 17.5% to $14.99 million for the six months ended September 30, 2020 from $12.75 million for the same period of last year.
●	Gross margin increased by 0.4 percentage points to 24.2% for the six months ended September 20, 2020 from 23.8% for the same period of last year.
●	Net loss was $1.92 million, or $0.05 per basic and diluted share, for the six months ended September 30, 2020, compared to net loss of $3.73 million, or $0.10 per basic and diluted share, for the same period of last year.

Six Months Ended September 30, 2020 Financial Results

Revenue

Revenue for the six months ended September 30, 2020 increased by $8.26 million, or 15.4%, to $61.90 million from $53.63 million for the same period of last year. The increase in revenue was primarily due to the increase in retail drugstores, online pharmacy and wholesale business.

	For the Six Months Ended September 30,
	2020			2019
($ millions)	Revenue	Cost of Goods	Gross Margin	Revenue	Cost of Goods	Gross Margin
Retail drugstores	36.74	24.73	32.7%	34.74	24.15	30.5%
Online pharmacy	10.26	8.97	12.5%	4.79	4.13	13.9%
Wholesale	14.90	13.20	11.4%	14.10	12.60	10.7%
Total	61.90	46.90	24.2%	53.63	40.88	23.8%

Revenue from the retail drugstores business increased by $2.00 million, or 5.8%, to $36.74 million for the six months ended September 30, 2020 from $34.74 million for the same period of last year. The increase was primarily attributable to consumer-facing benefits such as emphasis on onsite medical care, chronic disease management services, incremental Direct-to-Patient (“DTP”) business caused by continuous hospital medical reform, partially offset by the decline in sale reimbursed by NHSA in the second quarter of fiscal 2021, and maturing of stores opened a year ago.

Revenue from the online pharmacy business increased by $5.47 million, or 114.0%, to $10.26 million for the six months ended September 30, 2020 from $4.79 million for the same period of last year. The increase was primarily caused by an increase in sales of prescription drugs via e-commerce platforms such as Tmall. Due to the same reason discussed above, the sale of prescription drugs was $3.63 million in the six months ended September 30, 2020 as compared to none in the six month ended September 30, 2019. Additionally, the Company maintained a membership care program targeted at customers with chronic disease. The Company has closely interacted with its members via WeChat by providing healthcare knowledge and reminding them to refill medicine. By implementing a personalized customer care program, the Company was able to promote its sales.

Revenue from the wholesale business increased by $0.80 million, or 5.6%, to $14.90 million for the six months ended September 30, 2020 from $14.10 million for the same period of last year. The increase was primarily a result of the Company’s ability to resell certain products, which the Company sold in large quantities at its retail stores, to other vendors at competitive prices.

Gross profit and gross margin

Total cost of goods sold increased by $6.02 million, or 14.7%, to $46.90 million for the six months ended September 30, 2020 from $40.88 million for the same period of last year. Gross profit increased by $2.24 million, or 17.5%, to $14.99 million for the six months ended September 30, 2020 from $12.75 million for the same period of last year. Overall gross margin increased by 0.4 percentage points to 24.2% for the six months ended September 30, 2020, from 23.8% for the same period of last year.

Gross margins for retail drugstores, online pharmacy and wholesale were 32.7%, 12.5%, and 11.4%, respectively, for the six months ended September 30, 2020. This compared to gross margins for retail drugstores, online pharmacy and wholesale of 30.5%, 13.9%, and 10.7%, respectively, for the same period of last year.

Loss from operations

Selling and marketing expenses increased by $0.30 million, or 2.4%, to $12.75 million for the six months ended September 30, 2020 from $12.45 million for the same period of last year. The increase in selling and marketing expenses was primarily due to increase in fee charged by various platforms as a result of sale increase in the Company’s online pharmacy.

General and administrative expenses decreased by $0.50 million, or 10.6%, to $4.18 million for the six months ended September 30, 2020 from $4.68 million for the same period of last year. In the six months ended September 30, 2020, the Company reversed bad debt allowance of $286,076 as compared to an increase in bad debt allowance of $767,249 in the same period of last year. Excluding such an effect, the general and administrative expenses increased by $559,503 period over period, which reflects the increases in staff and administration expense as the Company’s online business grew.

Loss from operations was $1.94 million for the six months ended September 30, 2020, compared to $4.38 million for the same period of last year. Operating margin was (3.1)% and (8.2)% for the six months ended September 30, 2020 and 2019 respectively .

Net loss

Net loss was $1.92 million, or $0.05 per basic and diluted share for the six months ended September 30, 2020, compared to net loss of $3.73 million, or $0.10 per basic and diluted share for the same period of last year.

Financial Condition

As of September 30, 2020, the Company had cash of $21.65 million, compared to $16.18 million as of March 31, 2020. Net cash used in operating activities was $0.35 million for the six months ended September 30, 2020, compared to net cash provided by operating activities of $0.97 million for the same period of last year. Net cash used in investing activities was $1.76 million for the six months ended September 30, 2020, compared to $1.45 million for the same period of last year. Net cash provided by financing activities was $4.55 million for the six months ended September 30, 2020, compared to $6.38 million for the same period of last year.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc. (“Jo-Jo Drugstores” or the “Company”), is a leading online and offline retailer and wholesale distributor of pharmaceutical and other healthcare products and a provider of healthcare services in China. Jo-Jo Drugstores currently operates an online pharmacy and retail drugstores with licensed doctors on site for consultation, examination and treatment of common ailments at scheduled hours. It is also a wholesale distributor of products similar to those carried in its pharmacies. For more information about the Company, please visit http://jiuzhou360.com. The Company routinely posts important information on its website.

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. The Company’s encourages you to review other factors that may affect its future results in the Company’s annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Company Contact:

Frank Zhao
Chief Financial Officer
+86-571-88077108
frank.zhao@jojodrugstores.com

Steve Liu
Investor Relations Director
steve.liu@jojodrugstores.com

Investor Relations Contact:

Tina Xiao
Ascent Investor Relations LLC
+1-917-609-0333
tina.xiao@ascent-ir.com

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30,	March 31,
	2020	2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$21,646,487	$16,176,318
Restricted cash	13,722,479	14,806,288
Financial assets available for sale	163,818	157,159
Notes receivable	73,494	57,005
Trade accounts receivable	9,992,142	9,770,656
Inventories	13,227,559	12,247,004
Other receivables, net	5,225,418	5,069,442
Advances to suppliers	1,929,273	1,174,800
Other current assets	1,833,208	1,528,540
Total current assets	67,813,878	60,987,212

PROPERTY AND EQUIPMENT, net	6,768,478	7,633,740

OTHER ASSETS
Long-term investment	4,115,839	2,544,451
Farmland assets	789,638	742,347
Long term deposits	1,533,640	1,456,384
Other noncurrent assets	1,077,100	1,046,763
Operating lease right-of-use assets	19,946,821	21,711,376
Intangible assets, net	3,440,046	3,393,960
Total other assets	30,903,084	30,895,281

Total assets	$105,485,440	$99,516,233

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term bank loan	$2,204,820	1,410,130
Accounts payable, trade	24,904,087	21,559,494
Notes payable	23,327,972	26,605,971
Other payables	1,888,563	2,522,330
Other payables - related parties	574,103	490,218
Customer deposits	1,262,520	708,140
Taxes payable	245,203	119,247
Accrued liabilities	653,409	753,612
Long-term loan payable-current portion	2,375,729	2,287,742
Current portion of operating lease liabilities	1,056,181	981,090
Total current liabilities	58,492,587	57,437,974

Long-term loan payable	3,089,373	4,115,958
Long-term operating lease liabilities	16,500,499	19,049,575
Employee Deposits	14,699	70,507
Purchase option and warrants liability	36,306	64,090
Total liabilities	78,133,464	80,738,104

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock; $0.001 par value; 250,000,000 shares authorized; 37,961,790 and 32,936,786 shares issued and outstanding as of September 30, 2020 and March 31, 2020, respectively	37,962	32,937
Preferred stock; $0.001 par value; 10,000,000 shares authorized; nil issued and outstanding as of September 30 and March 31, 2020, respectively	-	-
Additional paid-in capital	63,568,876	54,209,301
Statutory reserves	1,309,109	1,309,109
Accumulated deficit	(38,126,065)	(36,400,837)
Accumulated other comprehensive income	2,565,454	1,440,424
Total stockholders’ equity	29,355,336	20,590,934
Noncontrolling interests	(2,003,360)	(1,812,805)
Total equity	27,351,976	18,778,129
Total liabilities and stockholders’ equity	$105,485,440	$99,516,233

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	For the three months ended September 30,		For the six months ended September 30,
	2020	2019	2020	2019

REVENUES, NET	$30,842,545	$28,353,779	$61,896,857	$53,634,563

COST OF GOODS SOLD	23,829,793	21,660,415	46,903,886	40,879,761

GROSS PROFIT	7,012,752	6,693,364	14,992,971	12,754,802

SELLING EXPENSES	6,475,512	6,485,848	12,747,919	12,454,399
GENERAL AND ADMINISTRATIVE EXPENSES	2,061,559	1,823,935	4,181,725	4,675,547
TOTAL OPERATING EXPENSES	8,537,071	8,309,783	16,929,644	17,129,946

LOSS FROM OPERATIONS	(1,524,319)	(1,616,419)	(1,936,673)	(4,375,144)

OTHER INCOME (EXPENSE):
INTEREST INCOME	187,667	340,514	351,255	388,387
INTEREST EXPENSE	(117,692)	-	(245,079)	-
OTHER	(124,496)	(72,225)	(74,475)	(134,710)
CHANGE IN FAIR VALUE OF DERIVATIVE LIABILITIES	32,674	6,865	27,784	410,420

LOSS BEFORE INCOME TAXES	(1,546,166)	(1,341,265)	(1,877,188)	(3,711,047)

PROVISION FOR INCOME TAXES	(18,975)	5,702	38,595	14,090

NET LOSS	(1,527,191)	(1,346,967)	(1,915,783)	(3,725,137)

LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(33,472)	(122,004)	(190,555)	(365,223)

NET LOSS ATTRIBUTABLE TO CHINA JO-JO DRUGSTORES, INC.	(1,493,719)	(1,224,963)	(1,725,228)	(3,359,914)

Foreign currency translation adjustments	1,031,461	(536,335)	1,125,030	(941,573)

COMPREHENSIVE LOSS	$(495,730)	$(1,883,302)	$(790,753)	$(4,666,710)

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	37,961,790	32,936,786	36,232,144	32,696,348
Diluted	37,961,790	32,936,786	36,232,144	32,696,348

EARNINGS PER SHARES:
Basic	$(0.04)	$(0.04)	$(0.05)	$(0.10)
Diluted	$(0.04)	$(0.04)	$(0.05)	$(0.10)

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the six months ended September 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,915,783)	$(3,725,137)
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt direct write-off and provision	(286,076)	767,250
Depreciation and amortization	1,258,156	1,051,907
Stock based compensation	-	34,560
Change in fair value of purchase option derivative liability	(27,784)	(410,420)
Changes in operating assets and liabilities：
Accounts receivable, trade	41,724	555,289
Notes receivable	(13,675)	92,655
Inventories and biological assets	(448,573)	975,170
Other receivables	279,650	(206,247)
Advances to suppliers	(531,255)	(106,790)
Other current assets	(853,289)	(1,031,185)
Long term deposit	(15,106)	682,504
Other noncurrent assets	13,619	13,791
Accounts payable, trade	2,362,338	1,938,015
Other payables and accrued liabilities	(845,411)	(568,457)
Customer deposits	509,549	744,912
Taxes payable	123,082	165,692

Net cash used in/provided by operating activities	(348,834)	973,509

CASH FLOWS FROM INVESTING ACTIVITIES:
Disposal of financial assets available for sale	-	14,457
Acquisition of equipment	(33,968)	(374,992)
Purchases of intangible assets	(55,038)	(462,266)
Investment in a joint venture	(1,422,193)	-
Additions to leasehold improvements	(246,846)	(622,464)
Net cash used in investing activities	(1,758,045)	(1,445,265)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term bank loan	714,160	682,692
Repayment of third parties’ loan	(1,175,725)	-
Proceeds from notes payable	22,668,388	21,745,277
Repayment of notes payable	(26,949,176)	(24,862,363)
Decrease in Employee Deposits	(57,133)	-
Exercise of warrants	77,500	-
Proceeds from equity financing	9,205,173	9,273,077
Repayment of other payables-related parties	68,994	(458,002)
Net cash provided by financing activities	4,552,181	6,380,681

EFFECT OF EXCHANGE RATE ON CASH	1,941,058	(1,368,958)

INCREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	4,386,360	4,539,967

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	30,982,606	24,745,202

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$35,368,966	$29,285,169

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	247,371	-
Cash paid for income taxes	$3,457	$28,777